UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 25, 2007
(Date of earliest event reported)

Tripos, Inc.

(Exact Name of Registrant as Specified in its Charter)

Utah	0-23666	43-1454986
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1699 South Hanley Rd.	63144	(314) 647-1099
St. Louis, MO (Address of principal executive offices)	(Zip Code)	(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02.                                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

                In connection with the formation of the liquidating trust as disclosed by Tripos, Inc. (the “Company”) in the press release described below, Mr. Gary Meredith and Dr. John P. McAlister have agreed to serve as trustees of the liquidating trust.  In addition, Messrs. Stewart Carrell and Ralph Lobdell have agreed to serve as advisors to the liquidating trustees for the purpose of assisting in the winding up of the Company’s assets.  The Board of Directors of the Company anticipates that the advisors will be used by the trustees on a limited basis — during the next six months only.

                On October 25, 2007, the Board approved the following compensation arrangements for the trustees and advisors.  Each trustee will be paid a quarterly stipend of $2,500.00 plus $150.00 per hour for each hour of service performed in excess of 10 hours per quarterly period.  Each advisor will be paid $150.00 per hour, as his service is required.  The Company will also reimburse the trustees and advisors for all reasonable, documented out-of-pocket expenses incurred in the administration of the liquidating trust.  The Board investigated a number of alternatives and the foregoing arrangement represented the most cost effective method for administering the liquidating trust.

Section 7 — Regulation FD

Item 7.01.              Regulation FD Disclosure.

                The following statement will be provided by the Company’s management to shareholders seeking clarification regarding disposition of the assets transferred to the liquidating trust as described in the press release described below:

                “Included in the assets to be transferred to the liquidating trust represent a reserve against certain potential liabilities of the Company.  The Company, both prior to the initial distribution and, through the actions of the trustees, following the distribution, shall endeavor to resolve all outstanding claims and liabilities quickly and with minimum loss to the reserved assets.  To this end, the Company will request expedited treatment from the tax authorities in the relevant jurisdictions.  All potential tax liability exposure will be resolved in due course.  The Company will endeavor to resolve all other claims and liabilities within six months of the initial distribution. The Company cannot predict with certainty the timing and amounts of any subsequent liquidating distributions, but, with the assistance of the trustees and advisors, the Company will work towards accomplishing that end in a prudent manner to maximize the return to the shareholders on the remaining assets held by the liquidating trust.”

                The information in this Item 7.01 is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

Section 8 — Other Events

Item 8.01.              Other Events.

                On October 25, 2007, the Company issued a press release announcing that its Board of Directors had, pursuant to the Plan of Dissolution previously approved by the Company’s shareholders, authorized a minimum initial liquidating distribution of $0.47 per share.  Absent any unexpected developments, the initial distribution will be payable in cash beginning on November 13, 2007 to shareholders of record on November 8, 2007.  To receive payment, shareholders must submit their stock certificates, together with a properly executed letter of transmittal, to the Company’s transfer agent.  Furthermore, the press release announced that, concurrently with the initial shareholder distribution, the Company expects to transfer its remaining assets to a liquidating trust.  The assets of the liquidating trust, as ultimately realized by the trustees, will be used to satisfy any remaining liabilities of the Company, pending distribution to shareholders.

In addition, the press release disclosed that the Company will close its stock transfer books on November 8, 2007, and no further record transfers of stock will be processed after that date.

                A copy of the press release is attached to this Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Forward-Looking Statements

                This Current Report on Form 8-K contains forward-looking statements concerning, among other things, the Company’s future prospects, including:  (1) the Company’s ability to satisfy its creditors out of resources currently available; (2) the ultimate amount of net assets available for distribution to shareholders, immediately or in the future; and (3) the ultimate determination of the amount of taxes payable to U.S. and foreign tax authorities.  In particular, the Company’s ability to make distributions to its shareholders is subject to the risk that the Company incurs additional liabilities that the Company does not now anticipate, that the Company’s expenses prove higher than expected, that the settlement of the Company’s liabilities are higher than expected or that the distributions are delayed.  These statements are based upon numerous assumptions that the Company cannot control and involve risks and uncertainties that could cause actual results to differ.  These statements should be understood in light of the risk factors set forth in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including, without limitations, those factors set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and those matters described from time to time in the Company’s periodic filings with the SEC.  Except as otherwise required under federal securities laws and the rules and regulations of the SEC, the Company does not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Item 9.01.              Financial Statements and Exhibits.

(d) Exhibits

                99.1         Tripos, Inc. press release dated October 25, 2007.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 25, 2007		TRIPOS, INC.

	By:	/s/ John P. McAlister
John P. McAlister
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Tripos, Inc. press release dated October 25, 2007.